Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-176914

Pricing Supplement to the Prospectus dated September 19, 2011 and the

Prospectus Supplement dated September 19, 2011 — No. 3001

$1,750,000,000

The Goldman Sachs Group, Inc.

4.800% Notes due 2044

Medium-Term Notes, Series D

The notes being purchased have the following terms:

Issuer: The Goldman Sachs Group, Inc.

Principal amount: $1,750,000,000

Stated maturity: July 8, 2044

Specified currency: U.S. dollars

Trade date: June 30, 2014

Original issue date: July 8, 2014

Original issue price: 99.512% ($1,741,460,000 plus accrued and unpaid interest, if any, from July 8, 2014)

Underwriting discount: 0.875%

Net price/proceeds to The Goldman Sachs Group, Inc.: 98.637% ($1,726,147,500) (before expenses)

CUSIP no.: 38141EC31

ISIN: US38141EC311

Common Code: 108477270

Original issue discount notes: no

Form of notes:

• master global book-entry form only: yes

• non-global form available: no

Redemption before stated maturity:

• We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements — see page PS-2

• We will have the option to redeem the notes, in whole at any time or in part from time to time, prior to January 8, 2044, at a redemption price equal to the greater of (1) par or (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including accrued interest), discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the treasury rate plus 25 basis points, plus, in each case, accrued interest — see page PS-2

• We will also have the option to redeem the notes, in whole at any time or in part from time to time, on or after January 8, 2044, at par plus accrued interest — see page PS-2

Repayment at option of holder: none

Interest rate is fixed:

• annual rate: 4.800%

• date interest starts accruing: July 8, 2014

• interest payment dates: January 8 and July 8 of each year; commencing on January 8, 2015

• regular record dates: for interest due on an interest payment date, the calendar day immediately prior to the day on which the payment is made (as such payment date may be adjusted under the applicable business day convention specified below)

• denominations: $2,000 and integral multiples of $1,000 thereafter

• day count convention: 30/360 (ISDA)

• business day: New York

• business day convention: following unadjusted

Defeasance applies as follows: applicable

• full defeasance — i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: yes

• covenant defeasance — i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: yes

Listing: none

The information above, if any, about the original issue date, trade dates, original issue price, net proceeds and original issue discount relates only to the initial sale of the notes. If the notes are sold in a market-making transaction after their initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated September 19, 2011 and the accompanying Series D prospectus supplement dated September 19, 2011 for additional information about the notes being purchased.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any offers or sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

Goldman, Sachs & Co.

Banco do Brasil Securities	BB&T Capital Markets	BMO Capital Markets
BNY Mellon Capital Markets, LLC	Capital One Securities	Mizuho Securities
PNC Capital Markets LLC	RBC Capital Markets	SMBC Nikko
SunTrust Robinson Humphrey		US Bancorp
Drexel Hamilton	Loop Capital Markets	Mischler Financial Group, Inc.
The Williams Capital Group, L.P.

Pricing Supplement dated June 30, 2014.

Payment of Additional Amounts

We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

In addition, any amounts to be paid on the notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no additional amounts will be required to be paid on account of any such deduction or withholding.

Tax Redemption

We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after June 30, 2014, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax Redemption”.

Optional Redemption

We may redeem the notes at our option, in whole at any time or in part from time to time, prior to January 8, 2044, upon not less than 30 days’ nor more than 60 days’ prior written notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months (determined in accordance with the 30/360 (ISDA) day count convention described in the accompanying prospectus supplement), at the treasury rate (as described below) plus 25 basis points, plus, in each case, accrued and unpaid interest to but excluding the redemption date.

In addition, we may redeem the notes at our option, in whole at any time or in part from time to time, on or after January 8, 2044, upon not less than 30 days’ nor more than 60 days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date.

We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

The “treasury rate” will be:

•

the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity most closely corresponding to the remaining term of the notes to be redeemed, or if no maturity is within three months before or after this time period, yields for the two published maturities most closely corresponding to this time period will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or

•

if the release or any successor release is not published during the week preceding the calculation date or does not contain such yields, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue (as described below), calculated using a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the comparable treasury price (as described below) for the redemption date.

The treasury rate will be calculated on the third business day preceding the redemption date.

We will initially appoint Goldman, Sachs & Co. or its successor to act as our quotation agent. However, if Goldman, Sachs & Co. ceases to be a primary U.S. Government securities dealer in New York City, we will appoint another primary U.S. Government securities dealer as our quotation agent.

The “comparable treasury issue,” with respect to any redemption date, means the United States Treasury security selected by the quotation agent as being the most recently issued United States Treasury note or bond as displayed by Bloomberg L.P. (or any successor service) on screens PX1 through PX8 (or any other screens as may replace such screens on such service) that has a remaining term comparable to the remaining term of the notes to be redeemed.

The “comparable treasury price”, with respect to any redemption date, will be (1) the average of five reference treasury dealer quotations (as described below) for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

The “reference treasury dealer quotations” means, with respect to each reference treasury dealer (as described below) and any redemption date, the average, as determined by the quotation agent, of the bid and ask prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The “reference treasury dealer” will be (1) the quotation agent or (2) any other primary U.S. Government securities dealer selected by the quotation agent after consultation with us.

We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman, Sachs & Co. to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

FDIC

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Defeasance

The notes are subject to the provisions for full defeasance and covenant defeasance described under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance” in the accompanying prospectus.

United States Federal Income Tax Consequences

Please refer to the discussion under “United States Taxation” in the accompanying prospectus supplement and the accompanying prospectus for a description of the material U.S. federal income tax consequences of ownership and disposition of the notes.

A U.S. law enacted in 2010 (commonly known as “FATCA”) could impose a withholding tax of 30% on interest income (including original issue discount) and other periodic payments on notes paid to you or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on your behalf, unless you and each such non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements. This withholding tax could also apply to all payments made upon maturity, redemption, or sale of the notes by a non-compliant payee. In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

Withholding may be imposed at any point in a chain of payments if the payee is not compliant. A chain may work as follows, for example: The payment is transferred through a paying agent to a clearing system, the clearing system makes a payment to each of the clearing system’s participants, and finally the clearing system participant makes a payment to a non-U.S. bank or broker through which you hold the notes, who credits the payment to your account.

Accordingly, if you receive payments through a chain that includes one or more non-U.S payees, such as a non-U.S. bank or broker, the payment could be subject to withholding if, for example, your non-U.S. bank or broker through which you hold the notes fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to withholding.

A number of countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that notes will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

The withholding tax described above could apply to all interest and other periodic payments on the notes. In addition, the withholding tax described above could apply to payments upon the maturity, redemption or sale of the notes on or after January 1, 2017. We will not pay any additional amounts in respect of this withholding tax, so if this withholding applies, you will receive less than the amount that you would have otherwise received.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts. You should consult your own tax advisors regarding FATCA. You should also consult your bank or broker through which you would hold the notes about the likelihood that payments to it (for credit to you) may become subject to withholding in the payment chain.

In addition, your notes may also be subject to other U.S. withholding tax as described under “United States Taxation” in the accompanying prospectus.

Additional Information Regarding Terms of the Notes

To fully understand the terms of your notes, you should read the description of the 30/360 (ISDA) day count convention appearing under “Description of Notes We May Offer — Interest Rates — Fixed Rate Notes” in the accompanying prospectus supplement, the description of New York business day appearing under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” in the accompanying prospectus and the description of the following unadjusted business day convention appearing under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Day Conventions” in the accompanying prospectus. These descriptions, together with the terms set forth on the cover page of this pricing supplement and the terms appearing or referenced on pages PS-2 and PS-3, are terms of your notes and will be incorporated into the master global note that represents your notes.

Trustee Conflict of Interest

BNY Mellon Capital Markets, LLC, an affiliate of the trustee, is an underwriter for this offering. Therefore, if a default occurs with respect to the notes within one year after this offering (or any other offering of our securities in which an affiliate of the trustee participates as an underwriter), the trustee would likely be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the senior debt indenture under which the notes are being issued and we would be required to appoint a successor trustee, unless the default is cured or waived within 90 days. If the trustee resigns following a default, it may be difficult to identify and appoint a qualified successor trustee. The trustee will remain the trustee under the indenture until a successor is appointed. During the period of time until a successor is appointed, the trustee will have both (a) duties to noteholders under the indenture and (b) a conflicting interest under the indenture for purposes of the Trust Indenture Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into terms agreements and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter has agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$1,522,500,000
Banco do Brasil Securities LLC	17,500,000
BB&T Capital Markets, a division of BB&T Securities, LLC	17,500,000
BMO Capital Markets Corp.	17,500,000
BNY Mellon Capital Markets, LLC	17,500,000
Capital One Securities, Inc.	17,500,000
Mizuho Securities USA Inc.	17,500,000
PNC Capital Markets LLC	17,500,000
RBC Capital Markets, LLC	17,500,000
SMBC Nikko Securities America, Inc.	17,500,000
SunTrust Robinson Humphrey, Inc.	17,500,000
U.S. Bancorp Investments, Inc.	17,500,000
Drexel Hamilton, LLC	8,750,000
Loop Capital Markets LLC	8,750,000
Mischler Financial Group, Inc.	8,750,000
The Williams Capital Group, L.P.	8,750,000

Total	$1,750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per $1,000 principal amount of notes and total underwriting discounts and commissions to be paid to the underwriters by us.

Per $1,000 note	$8.75
Total	$15,312,500

Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this pricing supplement. The underwriters intend to purchase the notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of 0.875% of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at a discount from the original issue price of up to 0.50% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the original issue price of up to 0.25% of the principal amount of the notes. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This pricing supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, as well as offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue marketmaking at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

It is expected that delivery of the notes will be made against payment therefor on July 8, 2014, which is the fifth New York business day following June 30, 2014 (the trade date). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The original issue date for your notes will be more than three scheduled business days after the trade date for your securities. Accordingly, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. member broker-dealers.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes which are the subject of the offering contemplated by this pricing supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require The Goldman Sachs Group, Inc. or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A) or an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law or (4) pursuant to Section 276(7) of the SFA.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Law No. 25 of 1948, as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement, the accompanying prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This pricing supplement, the accompanying prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this pricing supplement, the accompanying prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $265,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. Please see “Plan of Distribution — Conflicts of Interest” on page 137 of the accompanying prospectus.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

$1,750,000,000

The Goldman Sachs

Group, Inc.

4.800% Notes due 2044

Medium-Term Notes, Series D

Goldman, Sachs & Co.

Banco do Brasil Securities

BB&T Capital Markets

BMO Capital Markets

BNY Mellon Capital Markets, LLC

Capital One Securities

Mizuho Securities

PNC Capital Markets LLC

RBC Capital Markets

SMBC Nikko

SunTrust Robinson Humphrey

US Bancorp

Drexel Hamilton

Loop Capital Markets

Mischler Financial Group, Inc.

The Williams Capital Group, L.P.